Exhibit 5.1

June 29, 2020

Westinghouse Air Brake Technologies Corporation
30 Isabella Street
Pittsburgh, Pennsylvania 15212

Ladies and Gentlemen:

We have acted as counsel to Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Company”), and the wholly owned direct or indirect subsidiaries of the Company listed on Schedule I hereto (collectively, the “Subsidiary Guarantors”), in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of its 3.200% Senior Notes due 2025 (collectively, the “Notes”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated June 29, 2020, among the Company, the Subsidiary Guarantors, and BofA Securities, Inc., J.P. Morgan Securities LLC, and PNC Capital Markets, LLC, as representatives of the underwriters named therein (collectively, the “Underwriters”), and the related guarantees of the Notes issued by the Subsidiary Guarantors (collectively, the “Guarantees,” and together with the Notes, the “Securities”).  The Securities are being offered and sold to the Underwriters in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).  The Subsidiary Guarantors listed on Schedule II hereto are sometimes referred to herein collectively as the “Designated Subsidiary Guarantors.”

The following documents are referred to collectively in this opinion letter as the “Transaction Documents”:

1.	The Underwriting Agreement;

2.	The Indenture, dated as of August 8, 2013 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”);

3.	The Second Supplemental Indenture, dated as of November 3, 2016 (the “Second Supplemental Indenture”), by and among the Company, the subsidiary guarantors named therein and the Trustee;

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Westinghouse Air Brake Technologies Corporation
June 29, 2020

4.	The Tenth Supplemental Indenture, dated as of June 6, 2019 (the “Tenth Supplemental Indenture”), by and among the Company, the subsidiary guarantors named therein and the Trustee; and

5.
The Eleventh Supplemental Indenture, dated as of June 29, 2020 (the “Eleventh Supplemental Indenture,” and together with the Base Indenture, the Second Supplemental Indenture and the Tenth Supplemental Indenture, the “Indenture”), by and among the Company, the Subsidiary Guarantors and the Trustee, including the form of Note which contains a Notation of Guarantee evidencing the Guarantees (the “Notation of Guarantee”).

In connection with rendering the opinions set forth below, we have examined (i) Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-219657), including the exhibits filed therewith (collectively, the “Post-Effective Amendment”) filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2020, relating to an unspecified aggregate initial offering price or number of securities of the Company and the Subsidiary Guarantors; (ii) the Registration Statement on Form S-3 (File No. 333-219657), including the exhibits filed therewith (together with the Post-Effective Amendment, the “Registration Statement”), relating to an unspecified aggregate initial offering price or number of securities of the Company and the guarantors named therein; (iii) the Prospectus, dated August 3, 2017 (the “Prospectus”), as supplemented by the accompanying Preliminary Prospectus Supplement, dated June 16, 2020, relating to the offering of the Securities by the Company and the Subsidiary Guarantors, as filed by the Company and the Subsidiary Guarantors with the Commission on June 16, 2020 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein; (iii) the Final Term Sheet relating to the Securities, as filed with the Commission on June 16, 2020 pursuant to Rule 433 under the Securities Act; (iv) the Prospectus, as supplemented by the accompanying Prospectus Supplement, dated June 16, 2020 (the “Prospectus Supplement”), reflecting the final terms of the Securities and the terms of the offering thereof, as filed with the Commission on June 18, 2020 pursuant to Rule 424(b) under the Securities Act, including all material incorporated by reference therein (the “Prospectus”); (v) the Transaction Documents; (vi) the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws and the respective comparable organizational documents of each Subsidiary Guarantor; (vii) resolutions adopted by (A) the Board of Directors of the Company on June 2, 2020 and (B) the respective boards of directors, members, or managers, as the case may be, of each Designated Subsidiary Guarantor on June 9, 10 and 12, 2020, as applicable, in each case relating to the issuance and sale of the Securities by the Company and the Designated Subsidiary Guarantors; and (viii) a specimen of the Notes.  We also have made such investigation of law as we have deemed appropriate.

Westinghouse Air Brake Technologies Corporation
June 29, 2020

For the purposes of this opinion letter, we have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine.  We also have assumed for purposes of this opinion letter (i) the legal capacity of natural persons; (ii) that each party to each of the Transaction Documents has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make each Transaction Document to which it is a party enforceable against it; (iii) that each party to each of the Transaction Documents has complied with all state and federal statutes, rules and regulations applicable to it arising out of the transactions set forth in the Transaction Documents to which it is a party; (iv) each Guarantee is necessary or convenient to the conduct, promotion or attainment of the business of the applicable Subsidiary Guarantor; and (v) there are no (A) documents or agreements between or among any of the Company, any Subsidiary Guarantor and the Trustee that are not listed in this opinion letter and that could affect any of the opinions expressed in this opinion letter and (B) undisclosed modifications, waivers, supplements or amendments (whether written or oral) to any agreements reviewed by us.  We have not verified any of the foregoing assumptions.

We have relied with your permission on the respective opinions of Eckert Seamans Cherin & Mellott, LLC and Snell & Wilmer LLP, each expressed in an opinion letter addressed to you dated June 29, 2020 and filed as an exhibit to the Company’s Current Report on Form 8-K to which this opinion letter is filed as an exhibit.

The opinions expressed in this opinion letter are limited to (i) the laws of the State of New York; (ii) applicable federal securities laws of the United States; (iii) solely as they relate to the Company and the Subsidiary Guarantors listed on Schedule II hereto as “Subsidiary Guarantors Formed in the State of Delaware - Corporations,” the General Corporation Law of the State of Delaware (the “DGCL”); (iv) solely as they relate to the Subsidiary Guarantor listed on Schedule II hereto as “Subsidiary Guarantor Formed in the State of Delaware - Limited Liability Company,” the Limited Liability Company Act of the State of Delaware (the “Delaware Act”); and (v) solely as they relate to the Subsidiary Guarantor listed on Schedule II hereto as “Subsidiary Guarantor Formed in the Commonwealth of Pennsylvania,” the Pennsylvania Uniform Limited Liability Company Act (the “Pennsylvania Act”).  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws or the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that:

1.          The Notes have been duly authorized, executed and delivered and, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, entitled to the benefits set forth in the Indenture (subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity)).

Westinghouse Air Brake Technologies Corporation
June 29, 2020

2.          The Notation of Guarantee has been duly authorized, executed and delivered by each Subsidiary Guarantor, and each Guarantee constitutes a valid and binding obligation of the applicable Subsidiary Guarantor, enforceable against the applicable Subsidiary Guarantor in accordance with its terms (subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity)).

The opinions set forth above are subject to the additional assumption that the Registration Statement and any amendment thereto (including any post-effective amendment) will have become effective under the Securities Act, and such effectiveness shall not have been terminated, suspended or rescinded.

We express no opinion as to any provision in the Notes: (i) that purports to release, exculpate or exempt a party from, or require indemnification or contribution of a party for, liability for its own negligence or misconduct; (ii) that purports to allow any party to unreasonably interfere in the conduct of the business of another party; (iii) the effect of which is governed by laws other than the laws of the State of New York, the DGCL, the Delaware Act or the Pennsylvania Act; (iv) that purports to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due; (v) that purports to prohibit the assignment of rights that may be assigned pursuant to applicable law regardless of an agreement not to assign such rights; (vi) that purports to require that amendments to any agreement be in writing; (vii) relating to powers of attorney, severability or set-off; (viii) that purports to select a particular forum; (ix) that purports to waive or modify a party’s equitable rights or obligation of good faith, fair dealing, diligence, reasonableness or due notice; and (x) providing that decisions by a party are conclusive or may be made in its sole discretion.

We are furnishing this opinion letter to you solely in connection with the offering, sale and issuance of the Securities by the Company and the Subsidiary Guarantors.  You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our prior written consent.  The foregoing opinions are (i) limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter, and (ii) being given as of the date hereof, and we assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur hereafter.

Westinghouse Air Brake Technologies Corporation
June 29, 2020

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, the incorporation by reference of this opinion into the Registration Statement and the reference to this firm under the headings “Legal Matters” in the prospectus forming a part thereof.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ K&L Gates LLP

SCHEDULE I

SUBSIDIARY GUARANTORS

Subsidiary Guarantor	Jurisdiction of Formation
GE Transportation, a Wabtec Company	Delaware
RFPC Holding Corp.	Delaware
Schaefer Equipment, Inc.	Ohio
Standard Car Truck Company	Delaware
Transportation Systems Services Operations Inc.	Nevada
Wabtec Holding Corp.	Delaware
Wabtec Railway Electronics, Inc.	Delaware
Wabtec Railway Electronics Manufacturing, Inc.	Delaware
Wabtec Transportation Systems, LLC	Delaware
Workhorse Rail, LLC	Pennsylvania

SCHEDULE II

DESIGNATED SUBSIDIARY GUARANTORS

SUBSIDIARY GUARANTORS FORMED IN THE STATE OF DELAWARE - CORPORATIONS

GE Transportation, a Wabtec Company
RFPC Holding Corp.
Standard Car Truck Company
WABTEC Holding Corp.
WABTEC Railway Electronics, Inc.
WABTEC Railway Electronics Manufacturing, Inc.

SUBSIDIARY GUARANTOR FORMED IN THE STATE OF DELAWARE -
LIMITED LIABILITY COMPANY

Wabtec Transportation Systems, LLC

SUBSIDIARY GUARANTOR FORMED IN THE COMMONWEALTH OF PENNSYLVANIA - LIMITED LIABILITY COMPANY

Workhorse Rail, LLC